Exhibit 99.2

CARBON APPALACHIAN COMPANY, LLC

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,618	$4,512
Accounts receivable:
Revenue	1,727	10,682
Trade receivables	4,984	1,569
Commodity derivative asset	296	1,884
Inventories	1,165	1,660
Prepaid expense and deposits	687	487
Total current assets	22,477	20,794

Property and equipment (see note 4)
Oil and gas properties, full cost method of accounting:
Proved, net	79,999	82,622
Unproved	1,833	1,780
Other property, plant, and equipment, net	15,880	12,677
Total property and equipment	97,712	97,079

Other non-current assets	1,304	683
Total assets	$121,493	$118,556

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$11,100	$12,070
Due to related parties (see note 10)	1,219	1,852
Firm transportation contract obligation (see note 9)	4,280	4,285
Total current liabilities	16,599	18,207

Non-current liabilities:
Asset retirement obligations	5,486	4,789
Firm transportation contract obligation	13,625	14,843
Production and property taxes payable	2,862	1,813
Revolver (see note 5)	37,975	37,975
Total non-current liabilities	59,948	59,420

Commitments and contingencies (see note 9)

Members’ equity:
Members’ contributions	37,763	37,924
Retained earnings	7,183	3,005
Total members’ equity	44,946	40,929

Total liabilities and members’ equity	$121,493	$118,556

See accompanying Notes to Consolidated Financial Statements.

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Operations

(In thousands)

	Nine months ended	For the period April 3, 2017 through
	September 30, 2018	September 30, 2017
	(unaudited)	(unaudited)
Revenue:
Natural gas sales	$38,189	$3,160
Oil sales	1,079	280
Transportation and handling	1,703	318
Marketing gas sales	21,362	-
Commodity derivative gain (loss)	147	(853)
Total revenue	62,480	2,905

Expenses:
Lease operating	16,481	962
Transportation, gathering, and compression	9,203	476
Production and property taxes	3,455	272
Marketing gas purchases	17,462	-
General and administrative	1,857	1,462
Related party management fees	3,317	348
Depreciation, depletion and amortization	4,262	907
Accretion of asset retirement obligations	405	24
Total expenses	56,442	4,451

Operating income (loss)	6,038	(1,546)

Other expenses:
Interest expense	(1,861)	(330)
Total other expense	(1,861)	(330)

Net income (loss)	$4,177	$(1,876)

 See accompanying Notes to Consolidated Financial Statements.

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Members’ Equity

(In thousands, except unit amounts) (unaudited)

	Members’ Contributions
	Class A Units	Amount	Class B Units	Amount	Class C Units	Amount	Retained Earnings	Total Members’ Equity
Balances at December 31, 2017	37,000	$37,000	1,000	$924	121	$-	$3,005	$40,929
Net income	-	-	-	-	-	-	4,177	4,177
Distribution	-	(160)	-	-	-	-		(160)
Balances at September 30, 2018	37,000	$36,840	1,000	$924	121	$-	$7,182	$44,946

See accompanying Notes to Consolidated Financial Statements.

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Cash Flows

(In thousands)

For the Nine months ended September 30,
2018
(unaudited)
Cash flows from operating activities:
Net income	$4,177
Items not involving cash:
Depreciation, depletion and amortization	4,262
Accretion of asset retirement obligations	405
Commodity derivative loss	890
Amortization of Revolver issuance costs	128
Inventory write-down	176
Net change in:
Accounts receivable	5,540
Inventories	(280)
Prepaid expense and deposits	(200)
Accounts payable, accrued liabilities production and property taxes and firm transportation contract obligations	(5,196)
Due to related parties	(634)
Net cash provided by operating activities	9,268

Cash flows from investing activities:
Purchases of property, plant and equipment	(126)
Sale of property and equipment	225
Net cash used in investing activities	99

Cash flows from financing activities:
Member distributions	(161)
Revolver issuance costs	(100)
Net cash used in financing activities	(261)

Net increase in cash and cash equivalents	9,106

Cash and cash equivalents, beginning of period	4,512

Cash and cash equivalents, end of period	$13,618

See note 11 – Supplemental Cash Flow Disclosure

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1 – Organization

On December 16, 2016, Carbon Appalachian Company, LLC (the “Company” or “CAC”) was formed, as a Delaware limited liability company, by Carbon Energy Corporation (formerly Carbon Natural Gas Company, “Carbon”) a Delaware Corporation, entities managed by Yorktown Energy Partners XI, L.P. (“Yorktown”), and entities managed by Old Ironsides (“Old Ironsides”), to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. The Company began substantial operations on April 3, 2017. The Company is engaged primarily in acquiring, developing, exploiting, producing, processing, marketing, and transporting oil and natural gas in the Appalachia Basin.

Equity and ownership

On April 3, 2017, Carbon, Yorktown and Old Ironsides entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million, of which $37.0 million has been contributed as of September 30, 2018.

On April 3, 2017, the Company (i) issued Class A Units to Carbon, Yorktown and Old Ironsides for an aggregate cash consideration of $12.0 million, (ii) issued Class B Units to Carbon, and (iii) issued Class C Units to Carbon. Additionally, Carbon Appalachia Enterprises, LLC, formerly known as Carbon Tennessee Company, LLC (“Carbon Appalachia Enterprises”), a subsidiary of the Company, entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “Revolver”) with an initial borrowing base of $10.0 million.

On April 3, 2017, borrowings under the Revolver, along with the initial equity contributions made to the Company, were used to complete the acquisition of natural gas producing properties and related facilities located predominantly in Tennessee (the “Knox-Coalfield Acquisition”). The purchase price was $20.0 million, subject to normal and customary closing adjustments. Carbon Appalachia Enterprises used $8.5 million drawn from the credit facility toward the purchase price.

In connection with Carbon entering into the Carbon Appalachia LLC Agreement, and Carbon Appalachia engaging in the transactions described above, Carbon received 1,000 Class B Units and issued to Yorktown a warrant to purchase approximately 408,000 shares of Carbon’s common stock at an exercise price dictated by the warrant agreement (the “Appalachia Warrant”). The Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia held by Yorktown. On November 1, 2017, Yorktown exercised the Appalachia Warrant, resulting in Carbon acquiring 2,940 Class A Units from Yorktown.

Net proceeds from the April 3, 2017 transactions were used by the Company to complete the Knox-Coalfield Acquisition. The remainder of the net proceeds were used to fund field development projects, future complementary acquisitions, and working capital.

On August 15, 2017, the Carbon Appalachia LLC Agreement was amended and, as a result, Carbon will contribute its initial commitment of future capital contributions as well as Yorktown’s, and Yorktown did not participate in future capital contributions. The Company issued Class A Units to Carbon and Old Ironsides for an aggregate cash consideration of $14.0 million. The borrowing base of the Revolver increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million under the Revolver.

On August 15, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties and related facilities located predominantly in the state of West Virginia (the “Enervest Acquisition”). The purchase price was $21.5 million, subject to normal and customary closing adjustments. The contributions from members and funds drawn from the credit facility were used to pay the purchase price.

On September 29, 2017, the Company issued Class A Units to Carbon and Old Ironsides for an aggregate cash consideration of $11.0 million. The Revolver was amended to include East West Bank as a participating lender, the borrowing base of the Revolver increased to $50.0 million and Carbon Appalachia Enterprises borrowed $20.4 million from the Revolver.

On September 29, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties, natural gas gathering pipelines and related facilities located predominantly in the state of West Virginia (the “Cabot Acquisition”). The purchase price was $41.3 million, subject to normal and customary closing adjustments. The contributions from members and funds drawn from the credit facility were used to pay the purchase price.

On November 30, 2017, Carbon Appalachia Enterprises amended the Revolver, resulting in the addition of Bank SNB as a participating lender. The borrowing base of $50.0 million was unchanged.

On April 30, 2018, the Revolver was amended, resulting in an increase in the borrowing base to $70.0 million (see note 5). As of September 30, 2018, the Revolver’s borrowing base is $70.0 million, of which approximately $38.0 million is outstanding.

As of September 30, 2018, Old Ironsides holds 27,195 Class A Units, which equates to a 72.76% aggregate share ownership of the Company and Carbon holds (i) 9,805 Class A Units, (ii) 1,000 Class B Units and (iii) 121 Class C Units, which equates to a 27.24% aggregate share ownership of the Company.

Note 2 – Summary of Significant Accounting Policies

Accounting policies used by the Company reflect industry practices and conform to accounting principles generally accepted in the United States of America. The more significant of such accounting policies are briefly discussed below.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly our financial position as of September 30, 2018 and December 31, 2017, and our results of operations for the three and nine months ended September 30, 2018 and the period April 3, 2017 through September 30, 2017, and cash flows for the nine months ended September 30, 2018. Operating results for the nine months ended September 30, 2018, are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received for oil and natural gas, natural production declines, the uncertainty of exploration and development drilling results and other factors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. The Company’s subsidiaries consist of Carbon Tennessee Mining Company, LLC, Carbon Appalachia Group, LLC, Carbon Appalachia Enterprises, LLC, Coalfield Pipeline Company, Knox Energy, LLC, Carbon West Virginia Company, LLC and Cranberry Pipeline Corporation. All significant intercompany accounts and transactions have been eliminated.

Revenue

The Company recognizes revenues for sales and services when persuasive evidence of an arrangement exists, when custody is transferred, or services are rendered, fees are fixed or determinable and collectability is reasonably assured.

The Company recognizes an asset or a liability, whichever is appropriate, for revenues associated with over-deliveries or under-deliveries of natural gas to purchasers.

Natural Gas and Oil Sales

Oil and natural gas revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability is reasonably assured. Natural gas and oil revenues are recognized based on the Company’s net revenue interest.

Marketing Gas Revenue

The Company sells production purchased from third parties as well as production from its own oil and gas producing properties. For the nine months ended September 30, 2018, approximately $28.7 million in intercompany activity is eliminated between revenue – marketing and gas purchases - marketing on the statement of operations.

Storage

Under fee-based arrangements, the Company receives a fee for storing natural gas. The revenues earned are directly related to the volume of natural gas that flows through the Company’s systems and are not directly dependent on commodity prices.

Transportation, gathering, and compression

The Company generally purchases natural gas from producers at the wellhead or other receipt points, gathers the wellhead natural gas through our gathering system, and then sells the natural gas based on published index market prices. The Company remits to the producers either an agreed-upon percentage of the actual proceeds that we receive from our sales of natural gas or an agreed-upon percentage of the proceeds based on index related prices for the natural gas, regardless of the actual amount of the sales proceeds we receive. The Company’s revenues under percent-of-proceeds/index arrangements generally correlates with the price of natural gas.

Accounting for Oil and Gas Operations

The Company uses the full cost method of accounting for oil and gas properties. Accordingly, all costs related to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipment, are capitalized. Overhead costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and which are not related to production, general corporate overhead or similar activities, are also capitalized.

Unproved properties are excluded from amortized capitalized costs until it is determined whether or not proved reserves can be assigned to such properties. The Company assesses its unproved properties for impairment at least annually. Significant unproved properties are assessed individually. From Inception through December 31, 2017, the Company did not recognize an unproved property impairment.

Capitalized costs are depleted by an equivalent unit-of-production method, converting gas to oil at the ratio of six thousand cubic feet of natural gas to one barrel of oil. Depletion is calculated using capitalized costs, including estimated asset retirement costs, plus estimated future expenditures (based on current costs) to be incurred in developing proved reserves and related estimated asset retirement costs, net of estimated salvage values.

No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves. All costs related to production activities, including work-over costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

The Company performs a ceiling test on a quarterly basis. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement, rather it is a standardized mathematical calculation. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using the unweighted arithmetic average of the first-day-of-the month price for the previous twelve month period, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the Balance Sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down or impairment would be recognized to the extent of the excess capitalized costs. Such impairments are permanent and cannot be recovered in future periods even if the sum of the components noted above exceeds capitalized costs in future periods.

For the nine months ended September 30, 2018 and Inception to September 30, 2017, the Company did not recognize a ceiling test impairment. Future declines in oil and natural gas prices could result in impairments of the Company’s oil and gas properties in future periods. The effect of price declines will impact the ceiling test value until such time commodity prices stabilize or improve. Impairments are a non-cash charge and accordingly would not affect cash flows but would adversely such time commodity prices stabilize or improve. Impairments are a non-cash charge and accordingly would not affect the Company’s results of operations and members’ equity.

Asset Retirement Obligations

The Company’s asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an ARO is recorded in the period in which it is incurred or assumed, and the amount of such liability is recorded as an increase in the carrying amount of the related long-lived asset. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated ARO result in adjustments to the related capitalized asset and corresponding liability.

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or increased from a reassessment of expected cash flows and assumptions inherent in the estimation of the liability. As of September 30, 2018, the Company has $5.5 million as a non-current liability and $641,000 as a current liability within accounts payable. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells. ARO is valued utilizing Level 3 fair value measurement inputs (see note 7).

The following table is a reconciliation of ARO (in thousands).

For the nine months ended September 30, 2018

Balance at beginning of period	$4,789
Accretion expense	405
ARO additions	933

Balance at end of period	$6,127

Income Taxes

The Company has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Company’s members and no provision for income taxes has been recorded on the accompanying financial statements. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The Company’s tax returns are subject to examination by tax authorities through the current period for state and federal tax reporting purposes.

Pursuant to the Bipartisan Budget Act of 2015 (the “Act”), as of January 1, 2018, the Act allows the adjustment resulting from IRS audits of partnerships to be assessed at the partnership level.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities. Significant items subject to such estimates and assumptions include the carrying value of oil and gas properties, estimates of proved oil and gas reserve volumes and the related depletion and present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, determining the amounts recorded for fair value of commodity derivative instruments, fair value of assets acquired and liabilities assumed qualifying as business combination or asset acquisition, estimated lives of other property and equipment, asset retirement obligations and accrued liabilities and revenues.

Recently Adopted Accounting Pronouncement

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which establishes a comprehensive new revenue recognition standard designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In March 2016, the FASB released certain implementation guidance through ASU 2016-08 (collectively with ASU 2014-09, the “Revenue ASUs”) to clarify principal versus agent considerations. The Revenue ASUs allow for the use of either the full or modified retrospective transition method, and the standard is effective for annual reporting periods beginning after December 15, 2017 including interim periods within that period, with early adoption permitted for annual reporting periods beginning after December 15, 2016. We will adopt the guidance using the modified retrospective method on January 1, 2019. We did not record a cumulative-effect adjustment to the opening balance of retained earnings as no adjustment was necessary. We do not anticipate the adoption of the Revenue ASUs to have a material impact net income or cash flows.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which establishes a comprehensive new lease standard designed to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP standards. ASU 2016-02 is effective for fiscal years, beginning after December 15, 2020 and should be applied using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-02.

There were various updates recently issued by the FASB, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on our reported financial position, results of operations, or cash flows.

Note 3 – Acquisitions

Old Ironsides Membership Interest Purchase Agreement

On May 4, 2018, Carbon entered into a Membership Interest Purchase Agreement (the “MIPA”) with Old Ironsides. Old Ironsides owns 73.5%, and Carbon owns the remaining 26.5%, of the issued and outstanding Class A Units of Carbon Appalachia. Carbon also owns all of the Class B and Class C Units of Carbon Appalachia. Pursuant to the MIPA, Carbon may acquire all of Old Ironsides’ membership interests of Carbon Appalachia. Following the closing of the transaction, Carbon would own 100% of the issued and outstanding ownership interests in Carbon Appalachia, and Carbon Appalachia will become a wholly-owned subsidiary of Carbon.

Subject to the terms and conditions of the MIPA, Carbon will pay Old Ironsides, approximately $58.0 million at closing, subject to adjustment, in accordance with the MIPA. Carbon intends to fund the acquisition through the issuance of additional equity, for which Carbon has already filed a registration statement.

The MIPA contains termination rights for Carbon and Old Ironsides, including, among others, if the closing of the transaction has not occurred on or before October 15, 2018. The MIPA may also be terminated by mutual written consent of Carbon and Old Ironsides. See note 12.

Note 4 – Property and Equipment

Net property and equipment at September 30, 2018 and December 31, 2017 consists of the following (in thousands):

	As of September, 30	As of December 31,
	2018	2017
Oil and gas properties:
Proved oil and gas properties	$85,010	$84,255
Unproved properties not subject to depletion	1,833	1,780
Accumulated depreciation, depletion and amortization	(5,011)	(1,633)
Net oil and gas properties	81,832	84,402

Pipeline facilities and equipment	12,713	9,338
Base gas	2,122	2,122
Buildings	1,827	1,247
Vehicles	557	550
Furniture and fixtures, computer hardware and software, and other equipment	351	226
Accumulated depreciation and amortization	(1,690)	(806)
Net other property and equipment	15,880	12,677

Total property and equipment	$97,712	$97,079

The Company had approximately $1.8 million at September 30, 2018 and December 31, 2017, of unproved oil and gas properties not subject to depletion. At September 30, 2018 and December 31, 2017, the Company’s unproved properties consist principally of leasehold acquisition costs in Tennessee.

During the three and nine months ended September 30, 2018, no expiring leasehold costs were reclassified into proved property. The costs not subject to depletion relate to unproved properties that are excluded from amortized capital costs until it is determined whether or not proved reserves can be assigned to such properties. These costs do not relate to any individually significant projects. The excluded properties are assessed for impairment at least annually.

Depletion expense related to oil and gas properties for the three and nine months ended September 30, 2018 was approximately $1.1 million, or $0.27 per Mcfe, and $3.4 million, or $0.27 per Mcfe, respectively. Depreciation and amortization expense related to buildings, furniture and fixtures, computer hardware and software, and other equipment for the three and nine months ended September 30, 2018 was approximately $188,000 and $885,000, respectively.

Note 5 – Revolver

On April 3, 2017, Carbon Appalachia Enterprises entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “Revolver”) with an initial borrowing base of $10.0 million.

On August 15, 2017, in connection with and concurrently with the closing of the Enervest Acquisition, the borrowing base of the Revolver increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million from the Revolver to partially fund the Enervest Acquisition.

On September 29, 2017, Carbon Appalachia Enterprises amended the Revolver, resulting in a borrowing base of $50.0 million with redeterminations as of April 1 and October 1 each year and the addition of East West Bank as a participating lender. In connection with and concurrently with the closing of the Cabot Acquisition, Carbon Appalachia Enterprises borrowed $20.4 million from the Revolver to partially fund the Cabot Acquisition.

On November 30, 2017, Carbon Appalachia Enterprises amended the Revolver, resulting in the addition of Bank SNB as a participating lender. The borrowing base of $50.0 million and commitment of $100.0 million was unchanged.

The Revolver bears interest at an applicable margin ranging from 3.00% to 4.00%, depending on utilization, plus the applicable 30, 60 or 90-day London interbank offered rate (“LIBOR”), at the Company’s election. As of September 30, 2018, the Company’s effective borrowing rate on the Revolver was 5.90%. In addition, the Revolver includes a 0.50% unused available line fee.

On April 30, 2018, the Revolver was amended, resulting in an increase in the borrowing base to $70.0 million (see note 5).

As of September 30, 2018, the Revolver has an outstanding balance of $38.0 million and a borrowing base of $70.0 million. The maximum principal amount available under the Revolver is based upon the borrowing base attributable to the Company’s proved oil and gas reserves which is determined at least semi-annually.

The Revolver is secured by all of the assets of the Company. The Revolver requires the Company, as of each quarter end, to hedge 75% of its anticipated production for the next 30 months. Distributions to equity members are generally restricted.

In the event of default or deficiency in the borrowing base, an additional 2.0% interest rate would apply. In such an event, a cure period exists allowing the Company to obtain compliance.

The Company incurred fees directly associated with the issuance of the Revolver and amortizes these fees over the life of the Revolver. The current portion of these fees are recorded as prepaid expense and deposits and the non-current portion as other non-current assets for a combined value of $536,000 and $584,000 as of September 30, 2018 and December 31, 2017, respectively. For the three and nine months ended September 30, 2018, the Company amortized approximately $53,000 and $148,000, respectively, associated with these fees.

The Revolver agreement requires the Company to maintain certain financial and non-financial covenants which include the following ratios: leverage ratio, current ratio, and other qualitative covenants as defined in the Revolver agreement including commodity hedging requirements. As of September 30, 2018, the Company was compliant with its covenants.

Interest Expense

For the three and nine months ended September 30, 2018, the Company incurred interest expense of approximately $674,000 and $1.9 million, respectively. Approximately $53,000 and $148,000 was amortization of the Revolver issuance costs for the three and nine months ended September 30, 2018.

Note 6 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at September 30, 2018 and December 31, 2017 consists of the following (in thousands):

	September 30, 2018	December 31, 2017
Accounts payable	$2,837	$3,878
Accrued liabilities	1,608	3,011
Accrued ad valorem taxes	2,354	1,812
Accrued lease operating	1,082	1,135
Transportation, gathering and compression	1,104	699
Property and production taxes	1,425	675
Accrued interest	510	107
Other	180	755
Total accounts payable and accrued liabilities	$11,100	$12,070

Note 7 – Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and/or out of fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below throughout the period presented.

The following table presents the Company’s financial assets that were accounted for at fair value on a recurring basis as of September 30, 2018 and December 31, 2017 by level within the fair value hierarchy (in thousands):

	Fair Value Measurements Using
At September 30, 2018	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivatives - current	$-	$296	$-	$296
Commodity derivatives – other non-current assets	$-	$852	$-	$852

At December 31, 2017
Assets:
Commodity derivatives – current	$-	$1,884	$-	$1,884
Commodity derivatives – other non-current assets	$-	$155	$-	$155

As of September 30, 2018, the Company’s commodity derivative financial instruments are comprised of natural gas and oil swap and collar agreements. The fair values of these agreements are determined under an income valuation technique. Swaps are valued using the income technique. Collars are valued using the option model. The valuation model requires a variety of inputs, including contractual terms, published forward prices, volatilities for options and discount rates, as appropriate. The Company’s estimates of the fair value of derivatives include consideration of the counterparty’s credit worthiness, the Company’s credit worthiness and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view. All the significant inputs are observable, either directly or indirectly; therefore, the Company’s derivative instruments are included within the Level 2 fair value hierarchy. The counterparty for all the Company’s outstanding commodity derivative financial instruments as of September 30, 2018 is BP Energy Company (“BPEC”).

Assets and Liabilities Measured and Recorded at Fair Value on a Non-Recurring Basis

Acquired accounts receivable, accounts payable, and other accrued liabilities were determined to be representative of fair value given their short-term nature. Acquired base gas and gas inventory was valued based on prevailing market rates for natural gas on the closing date of the Cabot Acquisition on September 29, 2017.

The fair values of each of the following assets and liabilities, measured upon the acquisition date in year ended December 31, 2017, and recorded at fair value on a non-recurring basis, are based on unobservable pricing inputs and therefore, are included within the Level 3 fair value hierarchy.

Asset Retirement Obligation

The fair value of the Company’s asset retirement obligation liability is calculated as of the date of closing of each of the Company’s acquisitions, when the liability was assumed, by estimating i) the cost of abandoning oil and gas wells ranging from $15,000 to $30,000 based on market participant expectations for similar work; ii) the timing of reclamation ranging from 2-75 years based on economic lives of its properties as estimated by reserve engineers; iii) an inflation rate between 1.81% and 2.04%; and iv) a credit adjusted risk-free rate of 6.59%, which takes into account the Company’s credit risk and the time value of money (asset acquisitions) or a range of 11.0% - 15.0% representing a market participant’s weighted average cost of capital (business combinations). Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs (see note 2).

Firm Transportation Obligation

The Company assumed liabilities associated with firm transportation contracts in connection with the Enervest Acquisition and Cabot Acquisition. The fair value of these acquired firm transportation obligations was estimated based upon i) the contractual obligations assumed by the Company (including the length of contracts, committed volumes, and demand charges described in note 9), ii) estimated usage from a market-participant perspective, and iii) a discount rate of 11.0% based upon a market participant’s estimated weighted average cost of capital.

Class B Units

The Company issued Class B Units to Carbon as part of entering into the Carbon Appalachia LLC Agreement. The $924,000 fair value of the Class B Units was estimated by the Company utilizing the assistance of third-party valuation specialists. The fair value was based upon enterprise values derived from inputs including estimated future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and comparable market participants.

Acquired Assets

For assets accounted for as business combinations, including the Knox-Coalfield Acquisition and Cabot Acquisition (see note 3), to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs, a market participant weighted average cost of capital, and the condition of vehicles and equipment.

For the assets acquired in the Enervest Acquisition and accounted for as an asset acquisition, to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and its weighted average cost of capital.

Note 8 – Commodity Derivatives

The Company has entered into commodity-based derivative contracts at various times to manage exposures to commodity price on certain of its oil and natural gas production. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

Pursuant to the terms of the Company’s Revolver, the Company has entered into derivative agreements to hedge certain of its oil and natural gas production for 2018 through 2021. As of September 30, 2018, these derivative agreements consisted of the following:

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price (a)	MMBtu	Range (a)	Bbl	Price (b)

2018	2,670,000	$2.97	320,000	$2.85 - $3.19	4,000	$50.35
2019	11,515,000	$2.86	480,000	$2.85 - $3.19	12,000	$50.35
2020	11,418,000	$2.74	-	-	6,000	$54.75
2021	2,598,000	$2.69	-	-	-	-

(a)	NYMEX Henry Hub Natural Gas futures contract for the respective period.
(b)	NYMEX Light Sweet Crude West Texas Intermediate futures contract for the respective period.

For its swap instruments, the Company receives a fixed price for the hedged commodity and pays a floating price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. Collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. The ceiling establishes a maximum price that the Company will receive for the volumes under contract, while the floor establishes a minimum price.

The following table summarizes the fair value of the derivatives recorded in the unaudited consolidated balance sheet as of September 30, 2018 and audited consolidated balance sheet as of December 31, 2017. These derivative instruments are not designated as cash flow hedging instruments for accounting purposes (in thousands):

	September 30, 2018	December 31, 2017
Commodity derivative contracts:
Current assets	$296	$1,884
Other non-current assets	$852	$155

The table below summarizes the commodity settlements and unrealized gains and losses related to the Company’s derivative instruments for the three and nine months ended September 30, 2018 and are included in commodity derivative gain or loss in the accompanying unaudited consolidated statement of operations.

	Three months ended		Nine months ended	For the period April 3, 2017 through
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Commodity derivative contracts:
Commodity derivative gain - realized	$135	$95	$1,037	$(128)
Commodity derivative (loss) – unrealized	482	(1,103)	(890)	981

Total commodity derivative gain	$617	$(1,008)	$147	$853

Commodity derivative gains and losses that have settled are included in cash flows from operating activities in the unaudited consolidated statement of cash flows.

The counterparty in the Company’s derivative instruments is BP Energy Company (“BPEC”). The Company has entered into an International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement with BPEC that establishes standard terms for the derivative contracts and an inter-creditor agreement with participating lenders in the Revolver and BPEC whereby any credit exposure related to the derivative contracts entered into by the Company and BPEC is secured by the collateral and backed by the guarantees supporting the revolver.

The Company nets its derivative instrument fair value amounts executed with its counterparty pursuant to an ISDA master agreement, which provides for the net settlement over the term of the contracts and in the event of default or termination of the contracts. The Company’s derivative instruments are recorded as assets in the unaudited balance sheet as of September 30, 2018.

Consolidated Balance Sheet Classification	Gross Recognized Assets/ (Liabilities)	Gross Amounts Offset	Net Recognized Fair Value Assets/ (Liabilities)
At September 30, 2018
Commodity derivative assets:
Commodity derivative asset	$1,184	$(888)	$296
Other non-current assets	1,534	$(682)	852
Commodity derivative assets	$2,718	$(1,570)	$1,148

Commodity derivative liabilities
Commodity derivative liability	$(888)	$888	$-
Other non-current liabilities	(682)	682	-
Total derivative liabilities	$(1,570)	$1,570	$-
At December 31, 2017
Commodity derivative assets:
Commodity derivative asset	$2,288	$(404)	$1,884
Other non-current assets	1,150	(995)	155
Commodity derivative assets	$3,438	$(1,399)	$2,039

Commodity derivative liabilities
Commodity derivative liability	$404	$(404)	$-
Other non-current liabilities	995	(955)	-
Total derivative liabilities	$1,399	$(1,399)	$-

Due to the volatility of oil and natural gas prices, the estimated fair values of the Company’s derivatives are subject to large fluctuations from period to period.

Note 9 – Commitments and Contingencies

In connection with the Enervest Acquisition and Cabot Acquisition, the Company acquired long-term firm transportation contracts that were entered into to ensure the transport for certain gas production to purchasers. Firm transportation volumes and the related demand charges for the remaining term of these contracts at September 30, 2018 are summarized in the table below.

Period	Dekatherms per day	Demand Charges
Oct 2018 – Oct 2020	6,300	$0.21
Oct 2018 – May 2027	29,900	$0.21
Oct 2018 – Aug 2022	19,441	$0.56

As of September 30, 2018, the remaining commitment related to the firm transportation contracts assumed in the Cabot Acquisition and Enervest Acquisition is $17.9 million and reflected in the Company’s unaudited consolidated balance sheet. The fair values of these firm transportation obligations were determined based upon the contractual obligations assumed by the Company and discounted based upon the Company’s effective borrowing rate. These contractual obligations are being amortized monthly as the Company pays these firm transportation obligations in the future.

Legal and Environmental

We are not aware of any legal or environmental material pending or threatened litigation or of any proceedings known to be contemplated by governmental authorities or regulators which are, or would be, likely to have a material adverse effect upon the Company or our operations, taken as a whole.

Note 10 – Related Parties

During the period ended September 30, 2018, the Company was engaged in the following transactions with related parties (in thousands):

Nytis Exploration Company LLC (“Nytis”) is a subsidiary of Carbon and the operator of the Company’s properties through an operating agreement. The operating agreement includes reimbursements and allocations made under the agreement. Approximately $1.2 million in reimbursements was included in due to related parties as of September 30, 2018.

Management Services

The Company entered into a management service agreement with Carbon whereby Carbon provides general management and administrative services to the Company. The amount of the reimbursement to Carbon is based upon the percentage of production of the Company as a percentage of the total volume of production from Carbon and the Company. The Company reimburses Carbon for all management related expenses such as travel, required third-party geological and/or accounting consulting, and other necessary expenses incurred by Carbon in the normal course of managing the Company.

The Company incurred approximately $744,000 and $2.2 million in management reimbursements for the three and nine months ended September 30, 2018, respectively. Additionally, the Company reimbursed Carbon for approximately $375,000 and $1.1 million in general and administrative expenses and was recorded as Management fees and Reimbursements—related party in the statement of operations for the three and nine months ended September 30, 2018, respectively. Approximately $1.2 million was included in due to related parties as of September 30, 2018.

Note 11 – Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures for the nine months ended September 30, 2018 are presented below (in thousands):

Cash paid during the period for:
Interest payments	$1,609
Inventories	599
Oil and gas properties, proved	1,920
Other property, plant and equipment	(5,161)
Firm transportation contract obligation	2,642

Note 12 – Subsequent Events

On December 31, 2018, the Company closed the acquisition described within the MIPA (see note 3). As a result of the closing of the acquisition, Carbon owns 100% interest of CAC.